Exhibit 99.1

Mead Johnson Announces Settlement with
U.S. Securities and Exchange Commission

GLENVIEW, Ill., July 28, 2015 - Mead Johnson Nutrition Company (NYSE: MJN) announced today that it has entered into a settlement agreement with the U.S. Securities and Exchange Commission (“SEC”) fully resolving the SEC’s investigation of certain of Mead Johnson’s promotional practices in China during the period 2008-2013. The investigation was first disclosed by Mead Johnson in 2013. Under the terms of the settlement agreement, Mead Johnson has agreed to disgorgement, as well as the payment of pre-judgment interest and a penalty, resulting in an aggregate payment of US$12,030,000. This payment is in line with the expense provision the company took related to the SEC investigation within its first quarter, 2015, as disclosed in its form 10-Q.

The settlement agreement provides that Mead Johnson neither admits nor denies the allegations in the settlement and order. Further, the agreement credits Mead Johnson for its cooperation with the investigation and for taking a number of positive steps to bolster its compliance program, function and processes.

“We are pleased to have reached this final resolution with the SEC. Integrity and compliance with laws and regulations are central to the success of our operations around the world. We will continue to reinforce these operating principles in all our interactions with customers and business partners,” said Kasper Jakobsen, Mead Johnson’s Chief Executive Officer. “Our China business is one of Mead Johnson's most important operations, and we remain confident in its continued long-term growth.”

About Mead Johnson Nutrition
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com

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CONTACTS:
Investors: Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media: Christopher Perille, (847) 832-2178, chris.perille@mjn.com